Exhibit (a)(1)(T)

EXECUTION VERSION

To:	Crédit Agricole Corporate and Investment Bank as Agent

Attn:	Veronica Bacca Ruiz, Herve Dufour

Email:	veronica.baccaruiz@ca-cib.com, herve.dufour@ca-cib.com

Date:	9 August 2024

Project Meria: Senior Facilities Agreement Amendment Letter

1.	Introduction

1.1	We refer to the senior facilities agreement dated 5 August 2024 between, among others, Atlas Luxco S.à r.l. as the Company and Original Borrower, Atlas Investissement as Topco and Crédit Agricole Corporate and Investment Bank as Agent and Security Agent (as amended and/or restated from time to time) (the "Facilities Agreement").

1.2	Capitalised terms used but not otherwise defined in this letter have the meanings given in the Facilities Agreement. References in this letter to "Clauses" and "Schedules" are to clauses and scheduless of the Facilities Agreement.

2.	Amendments

2.1	Pursuant to paragraph (o) of Clause 36.4 (Other exceptions), the following amendments to the Facilities Agreement are to be made:

(a)	the definition of "Consolidated Net Debt" in Schedule 14 (Certain New York Law Defined Terms) to insert "(i)" before "any Debt";

(b)	the definition of "Debt" in Schedule 14 (Certain New York Law Defined Terms) to insert "any Subordinated Shareholder Funding." as a new paragraph (p);

(c)	paragraph (i) of the definition of "Disqualified Stock" in Schedule 14 (Certain New York Law Defined Terms) to replace "Final Maturity" with "Termination"; and

(d)	the definition of "Subordinated Shareholder Funding" in Schedule 14 (Certain New York Law Defined Terms) to replace each reference in paragraphs (a)-(c) to "Final Maturity" with "Termination",

together, the "Amendments".

2.2	The Amendments shall be irrevocable and unconditional and shall bind any person that acquires any interest in any or all of a Lender's Commitments.

2.3	The Amendments shall take effect from the date of the Agent's countersignature to this letter (the "Effective Date") and this letter shall be designated as a Finance Document with effect from the Effective Date.

3.	Miscellaneous

3.1	The amendments set forth in this letter shall be limited as written and shall apply solely to those matters expressly provided herein and no other amendments, waivers or consents may be construed or implied.

3.2	For the avoidance of doubt, nothing in this letter shall amend, waive, vary, supplement or replace any term of any Finance Document or any of the rights and/or benefits of the Finance Parties, except as expressly set out in this letter. Except as amended by the terms of this letter, the Facilities Agreement and the other Finance Documents will remain in full force and effect, and, from the date of this letter, any reference in the Facilities Agreement or any other Finance Document to the Facilities Agreement or to any provision of the Facilities Agreement will be construed as a reference to the Facilities Agreement, or that provision, as amended by this letter.

1	Project Meria: Senior Facilities Agreement Amendment Letter

3.3	The Amendments shall be without prejudice to any rights which any of the Finance Parties may have at any time in relation to any circumstance or matter other than as specifically referred to in this letter (and whether or not subsisting at the date of this letter), which rights shall remain in force and effect.

3.4	The provisions of Clauses 1.6 (Third party rights), 32 (Notices), 35 (Remedies and Waivers), 34 (Partial Invalidity), 38 (Counterparts) and 40 (Enforcement) shall be deemed to be incorporated into this letter as if set out in full in this letter and as though references in those clauses to "this Agreement", the "Finance Documents" and "a Finance Document", respectively, included references to this letter.

3.5	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

3.6	By agreeing to the Amendments, the Majority Lenders shall have instructed you as Agent to enter into this letter and the Company agrees that in so doing, you shall have and retain all of the rights, protections, immunities and powers applicable to the Agent under the Finance Documents.

[Signature pages follow]

2	Project Meria: Senior Facilities Agreement Amendment Letter

Yours faithfully

/s/ Anthony Maarek
For and on behalf of
Atlas Luxco S.à r.l.
as Company

Name:	Anthony Maarek

Title:	Director

[Project Meria: Signature Pages to Senior Facilities Agreement Amendment Letter]

/s/ Veronica Bacca Ruiz		/s/ Hervé Dufour
for and on behalf of Crédit Agricole Corporate and Investment Bank		Title:	Deputy Head of Agency & Middle for Natural Resources, Infrastructure Power and Export Finance
as Security Agent

Name:	Veronica Bacca Ruiz

Title:	Deputy Head of AMO Energy Infrustructure Group Telecom Export Finance

Date:	9 August 2024

[Project Meria: Signature Pages to Senior Facilities Agreement Amendment Letter]